EXHIBIT 10.3

Form for Employees

R E S T R I C T E D S T O C K A W A R D C E R T I F I C A T E

Non-transferable

G R A N T T O

(“GRANTEE”)

by Roper Industries, Inc. (the “Company”) of

_____ shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Roper Industries, Inc. 2006 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Shares, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or in the discretion of the Committee, the Shares will vest (become non-forfeitable) in accordance with the following schedule:

Continuous Status as a Participant after Grant Date	Percent of Shares Vested

IN WITNESS WHEREOF, Roper Industries, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

ROPER INDUSTRIES, INC.

By:		GRANT DATE:
Brian D. Jellison PRESIDENT AND CHIEF EXECUTIVE OFFICER

TERMS AND CONDITIONS

1. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Subsidiary terminates for any reason other than as set forth in paragraph (b) or (d) of Section 2 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

2. Expiration and Termination of Restrictions. The restrictions imposed under Section 1 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) as to the percentages of the Shares specified on the cover page hereof, on the respective dates specified on the cover page hereof; provided Grantee is then employed by the Company or an Affiliate; or

(b)	as to all of the Shares, the termination of Grantee’s employment due to death or Disability; or

(c) the occurrence of a Change in Control, except with respect to any Restricted Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d) with respect to any Restricted Shares assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, upon the termination of Grantee’s employment without Cause (or Grantee’s resignation for Good Reason as provided in any employment, severance or similar agreement between Grantee and the Company or an Affiliate) within two years after the effective date of the Change in Control.

3. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and may be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws): “This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Certificate between the registered owner of the shares represented hereby and Roper Industries, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Roper Industries, Inc.” Stock certificates for the Shares, without the first above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

4. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. Each dividend payment, if any, shall be made no later than the end of the calendar year in which the dividend is paid to the shareholders or, if later, the 15th day of the third month following the date the dividend is paid to shareholders. Any non-cash dividends shall be subject to the restrictions imposed under Section 1. If Grantee forfeits any rights he may have under this Certificate, Grantee shall no longer have any rights as a stockholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock. In the event that for any reason Grantee shall have received dividends upon such stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

5. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

6. Payment of Taxes. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount, including without limitation the surrender of shares of Stock to the Company. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from the award or any payment of any kind otherwise due to Grantee.

7. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.

8. Successors. This Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Certificate and the Plan.

9. Severability. If any one or more of the provisions contained in this Certificate is invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

10. Notice. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Roper Industries, Inc., 2160 Satellite Boulevard, Suite 200, Duluth, Georgia 30097: Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.